Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800

October 23, 2013

PharmAthene, Inc. One Park Place, Suite 450 Annapolis, MD 21401

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to PharmAthene, Inc., a Delaware corporation (“PharmAthene”), in connection with the proposed issuance of up to 60,316,126 shares of PharmAthene’s common stock, $0.0001 par value per share (the “Shares”), in connection with the merger of Taurus Merger Sub, Inc., a wholly owned subsidiary of PharmAthene (“Merger Sub”) , pursuant to which Merger Sub will merge with and into Theraclone Sciences, Inc., a Delaware corporation (“Theraclone”) and Theraclone will survive the merger as a wholly owned subsidiary of PharmAthene pursuant to that certain Agreement and Plan of Merger, dated as of July 31, 2013 by and among PharmAthene, Merger Sub, Theraclone and Steven Gillis, Ph.D., as Securityholder’s Representative (the “Merger Agreement”). The Shares are included in a registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”) filed by PharmAthene with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus/consent solicitation, other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for PharmAthene and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of PharmAthene, agreements and other instruments, certificates of officers and representatives of PharmAthene, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus/consent solicitation constituting part of the Registration Statement, including any amendments and supplements to the foregoing. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dentons US LLP